FIRST COLORADO BANCORP, INC.

                                   EXHIBIT 11
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                               For the three months                    For the nine months
                                                                Ended September 30,                    Ended September 30,
                                                              1996                1995                1996               1995
                                                         --------------       -------------       ------------       --------

Net Income (000's)                                     $           (172)          NM          $          9,092           NM
                                                         ==============                         ==============

Weighted Average Shares Outstanding                          18,253,696           NM                18,678,116           NM

Common stock equivalents due to dilutive
    effect of stock options                                     225,905           NM                   225,905           NM
                                                         --------------                         --------------

Total weighted average common shares
    and equivalents outstanding                              18,479,601           NM                18,904,021           NM
                                                         ==============                         ==============

Primary Earnings Per Share                             $          (0.01)          NM           $          0.48           NM
                                                         ==============                         ==============


Weighted Average Shares Outstanding                          18,253,696           NM                18,678,116           NM

Common stock  equivalents  due to dilutive
    effect of stock options using end of
    period market value versus  average
    market value for period when  utilizing
    the treasury stock method regarding stock options           350,731           NM                   350,731           NM
                                                         --------------                         --------------

Total weighted average common shares and equivalents outstanding for fully diluted

    computation                                              18,604,427           NM                19,028,847           NM
                                                         ==============                         ==============

Fully diluted earnings per share                       $          (0.01)          NM          $           0.48           NM
                                                         ==============                         ==============


Earnings per share of common stock for the three and nine month periods ended September 30, 1996 has been determined by dividing net income for the period by the weighted average number of shares of common stock outstanding, net of unearned ESOP shares of 1,206,341.

NM - Not meaningful due to conversion and reorganization effective December 29, 1995.